BUSINESS CONSULTANT AGREEMENT

THIS AGREEMENT dated December 1, 2006, is made:

BETWEEN:

Major Creations, Inc., 57113-2020 Sherwood Drive,
Sherwood Park, Alberta, Canada T8A 5L7

(referred to as the “Company")

AND:

Part Time CFO Inc., White Rock Square, 1480 Foster Street Ste 28,
White Rock BC V4B 3X7
(referred to as “Consultant")

1.	Consultation Services

The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers and employees of the Company concerning matters relating to financial, overseeing accounting and will provide the services of Dennis Mee in acting as CFO of the Corporation for the term of this Agreement.

2.	Terms of Agreement.

The term of this Agreement will commence December 1, 2006 and will continue until November 30, 2008. Either party may terminate this Agreement by giving the other party thirty (30) days written notice delivered by registered mail or confirmed email.

3.	Place Where Services Will Be Rendered

The Consultant will perform most services in accordance with this Agreement at 1480 Foster Street #28, White Rock BC V4B 3X7 or such other address that is acceptable to both parties. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this Agreement.

4.	Payment to Consultant

The Consultant will be paid in advance on the 1st day of each month at the rate of Four Thousand Dollars in US funds (US$4,000.00) per month for work performed in accordance with this Agreement; Provided that the Consultant issues an invoice to the Company on or before the first day of each month of the term. The Company will reimburse the Consultant for all disbursements, including travel, accommodation, printing, postage, long distance telephone charges and other related costs, reasonably incurred by the Consultant for the purpose of the provision of the Consultant’s services to the Company within 10 days of having received written receipts in respect of this disbursements, providing that any such disbursement exceeding $500.00 must have been approved by the Company in advance of its having been incurred; and providing further that the disbursements must be submitted once a month and will only be reimbursed once a month. The Consultant has the right to ask the Company for an advance payment, if appropriate, to pay for certain disbursements that have been pre-approved by the Company.

5.	Independent Contractor

Both the Company and the Consultant agree that the Consultant will at all times act as an independent contractor in the performance of its duties under this Contract. Accordingly, the Consultant shall be solely responsible for payment of all taxes including Federal, Provincial and local taxes arising out of the Consultant's activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and Provincial income tax, business tax, and any other taxes or business license fees as may be required to be paid with the exception of GST which will be charged separately on each invoice.

6.	Confidential Information and Non-Competition

The Consultant agrees that any information received by the Consultant or Dennis Mee during the performance of the Consultant's obligations pursuant to this Agreement or otherwise, regarding the business, financial, technological or other any other affairs of the Company or its personnel will be maintained by the Consultant and Dennis Mee as strictly confidential and will not be revealed by the Consultant or Dennis Mee to any other persons, firms, organizations or other entities whatsoever. This covenant shall survive the termination of this Agreement.

The Consultant agrees that during the term of this Agreement and thereafter, it and Dennis Mee will not compete or attempt to compete with the business or technology of the Company or in any other respects whatsoever.

7.	Employment of Others

The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant engage the services of others without first obtaining the written authorization of the Company.

8.	Signatures

Both the Company and the Consultant agree to the above Contract.

9.	Entire Agreement

                This agreement contains the entire agreement between the parties hereto with respect to the Consultants employment or engagement by the Company and supersedes any prior oral or written agreements or understandings with respect thereto.

10.	Notices.

               All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered personally, sent by recognized overnight courier or sent by registered or certified mail, return receipt requested, to the other parties hereto at his or its address as set forth above, and shall be deemed given when delivered, or if sent by registered or certified mail, five (5) days after mailing. Any party may change the address to which notices, requests, demands, and other communications hereunder shall be sent by sending written notice of such change of address to the other parties in the manner above provided.

11.	Successors and Assigns.

                Subject to terms of Paragraph 7, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the party hereto.

12.	Amendment.

                No amendment of any provision of the Agreement, or consent to any departure therefrom, shall be effective unless the same be in writing signed by the parties.

13.	Waiver.

                The waiver by the Company of any breach of any term or conditions of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

14.	Severability.

                Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application of such term or provision to circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby and shall remain in full force and effect.

15.	Governing Law.

                This agreement and the enforcement thereof shall be governed and controlled in all aspect by the laws of the State of Nevada.

16.	Counterparts.

                This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

MAJOR CREATIONS INCORPORATED

“Paul Evancoe”

Paul Evancoe, President

Part Time CFO Inc.

“Dennis Mee”

Dennis Mee C.A., President